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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-120257 and 333-131908 of WellCare Health Plans, Inc. and subsidiaries (“WellCare”) on Form S-8 and Registration Statement No. 333-132052 of WellCare on Form S-3 of our report dated February 15, 2007, relating to the consolidated financial statements and financial statement schedule of WellCare and our report dated February 15, 2007, relating to management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of WellCare for the year ended December 31, 2006.

/s/ Deloitte & Touche LLP

Certified Public Accountants

Tampa, Florida
February 15, 2007